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                                                                    EXHIBIT 99.1
DATE: April 19, 2001

FROM:                                          FOR:
Padilla Speer Beardsley Inc.                   Tower Automotive, Inc.
224 Franklin Avenue West                       5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55404                   Grand Rapids, Michigan 49546

John Mackay (612) 871-8877                     Anthony Barone (616) 802-1600

FOR IMMEDIATE RELEASE
---------------------

TOWER AUTOMOTIVE ANNOUNCES OPERATING RESULTS FOR THE FIRST QUARTER

         GRAND RAPIDS, Mich., April 19 -- Tower Automotive, Inc. (NYSE: TWR), today announced its operating results for the first quarter ended March 31, 2001.
         For the first quarter of 2001, revenues were $628 million, an eight percent decrease, compared with $685 million in the 2000 period. Operating income declined 47 percent to $38 million from $72 million reported last year. Net income for the first quarter of 2001 was $13 million, or 28 cents per diluted share outstanding, versus $37 million, or 65 cents per diluted share, in the comparable 2000 period.
         In commenting on first quarter results, Dug Campbell, president and chief executive officer of Tower Automotive, said, "As expected, the first quarter of 2001 proved to be the most difficult in Tower Automotive's history. Reduced volumes, pricing pressure and intense launch activities on several programs provided colleagues with an intense combination of challenges to overcome. We were able to successfully meet the requirements of the Ford Explorer launch and continue on time development of our Ram Truck, Econoline, and Cadillac launch activities, while managing the business profitably.
         "Excluding our Korean operations, which were not consolidated in 2000, sales for the first quarter of 2001 as compared to the first quarter of 2000 were down approximately 22 percent. That volume decline and expenses of the aforementioned launches resulted in a year-to-year decline in net income. We were able to preserve our working capital position through the first quarter of 2001 and stay within our planned level of capital spending. Total borrowings increased by approximately $50 million. Of the increase, approximately $28 million was due to the exercise of our option to purchase an additional 13.76 percent of Yorozu Corporation, bringing our ownership up to 30.76 percent. The balance of the increase in borrowings was to support the capital spending requirements of the various launches taking place in 2001.
         "We are forecasting an improvement to revenues and earnings in the second quarter, as compared to the first quarter of 2001. However, excluding the effect of Korean sales, the volumes will still be well below those experienced in the second quarter of 2000. The strength of volumes for the balance of the year is still clouded but, relative to our business mix, should result in sales at a SAAR of 15 to 15.3 million units for the year."


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         Tower Automotive, Inc., produces a broad range of assemblies and modules for vehicle structures and suspension systems for the automotive manufacturers, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Auto Alliance, Fiat, Kia, Hyundai, BMW and Volkswagen. Products include body structural assemblies such as pillars and package trays, control arms, suspension links, engine cradles and full frame assemblies. The company is based in Grand Rapids, Mich., and has its corporate office in Minneapolis, Minn.
         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates, and other risks detailed from time to time in the company's Securities and Exchange Commission filings.










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                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)


                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         2001          2000
                                                    ------------   ------------
Revenues                                             $  628,376     $  685,364

Cost of sales                                           549,105        573,642
                                                    ------------   ------------

  Gross profit                                           79,271        111,722

Selling, general and administrative expenses             35,299         34,656

Amortization expense                                      6,078          5,099
                                                    ------------   ------------

  Operating income                                       37,894         71,967

Interest expense, net                                    19,722         13,197
                                                    ------------   ------------

  Income before provision for
    income taxes                                         18,172         58,770

Provision for income taxes                                7,028         23,508
                                                    ------------   ------------

Income before equity in earnings
  of joint ventures and minority
  interest                                               11,144         35,262

Equity in earnings of joint ventures                      4,381          4,480

Minority interest - dividends on trust preferred
securities, net                                          (2,664)        (2,619)
                                                    ------------   ------------

  Net income                                         $   12,861     $   37,123
                                                    ============   ============

Basic earnings per common share                      $     0.29     $     0.79
                                                    ============   ============

Basic shares outstanding                                 44,111         47,209
                                                    ============   ============

Diluted earnings per common share                    $     0.28     $     0.65
                                                    ============   ============

Diluted shares outstanding                               52,233         63,926
                                                    ============   ============


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                     TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                       March 31,    December 31,
                   Assets                                 2001         2000
------------------------------------------------     ------------   ------------
                                                      (unaudited)

Current assets:
       Cash and cash equivalents                      $         -    $    3,373
       Accounts receivable                                365,970       278,707
       Inventories                                        114,056       132,478
       Prepaid tooling and other                          108,292       133,935
                                                     ------------   -----------
             Total current assets                         588,318       548,493
                                                     ------------   -----------

Property, plant and equipment, net                      1,240,673     1,199,964
Investments in joint ventures                             301,684       267,217
Goodwill and other assets, net                            865,111       877,073
                                                     ------------   -----------
                                                      $ 2,995,786    $2,892,747
                                                     ============   ===========

   Liabilities and Stockholders' Investment
------------------------------------------------
Current liabilities:
       Current maturities of long-term debt and
         capital lease obligations                    $   134,834    $  149,066
       Accounts payable                                   290,046       248,389
       Accrued liabilities                                202,578       175,219
                                                     ------------   -----------
             Total current liabilities                    627,458       572,674
                                                     ------------   -----------

Long-term debt, net of current maturities                 996,505       933,442
Obligations under capital leases, net of
  current maturities
                                                            6,714         8,458
Convertible subordinated notes                            200,000       200,000
Deferred income taxes                                      35,276        33,884
Other noncurrent liabilities                              168,027       185,444
                                                     ------------   -----------
          Total noncurrent liabilities                  1,406,522     1,361,228
                                                     ------------   -----------

Mandatorily redeemable trust convertible
  preferred securities
                                                          258,750       258,750

Stockholders' investment:
       Preferred stock                                          -             -
       Common stock                                           477           476
       Additional paid-in capital                         451,088       450,455
       Retained earnings                                  320,817       307,956
       Deferred income stock plan                          (8,942)       (8,942)
       Accumulated other comprehensive loss               (20,206)       (9,672)
       Treasury stock, at cost                            (40,178)      (40,178)
                                                     ------------   -----------
             Total stockholders' investment               703,056       700,095
                                                     ------------   -----------
                                                      $ 2,995,786    $2,892,747
                                                     ============   ===========

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